UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2024

MSCI Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center,	250 Greenwich Street, 49th Floor,	New York,	New York	10007
(Address of Principal Executive Offices) (Zip Code)
(212) 804-3900
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MSCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2024, the Board of Directors (the “Board”) of MSCI Inc. (the “Company”) appointed C. Jack Read, to serve as the Company’s Global Controller and Chief Accounting Officer, and designated Mr. Read as the Company’s principal accounting officer, in each case effective August 8, 2024. In connection with Mr. Read’s appointment, Andrew C. Wiechmann, the Company’s Chief Financial Officer, will no longer be designated as the Company’s principal accounting officer.

Mr. Read, age 56, most recently served as the Chief Accounting Officer and Controller at Citizens Financial Group, Inc. (“Citizens”) from 2018 to 2024. Prior to that, Mr. Read served in various roles at Mitsubishi UFJ Financial Group, Inc. from 2010 to 2018, including as Managing Director, Head of Operational Risk and Managing Director, Head of Financial Operations. Mr. Read earned his Bachelor of Business Administration degree in Accounting from the University of Massachusetts Amherst.

In connection with Mr. Read’s appointment, the Compensation, Talent and Culture Committee of the Board (the “Compensation Committee”) approved an offer letter agreement with Mr. Read (the “Offer Letter”) that provides for: (i) a base salary rate of $500,000 per annum, (ii) eligibility to receive an annual cash bonus award, with a target annual bonus opportunity for 2024 of $500,000 and (iii) eligibility to receive a long-term incentive plan (“LTIP”) award with an aggregate target grant date value of $600,000.

The actual 2024 annual cash bonus that will be paid to Mr. Read will be governed by the terms of the Company’s Annual Incentive Plan and will pay out between 0% and 150% of his target annual cash bonus opportunity based on attainment of the level of certain Company financial performance metrics and individual performance metrics, as determined by the Compensation Committee. In order to receive payment of any annual cash bonus, Mr. Read must be actively employed by the Company and in good standing on the date the cash bonuses are paid. Mr. Read’s actual cash bonus for 2024 is expected to be paid in February 2025.

Mr. Read’s LTIP award will be granted pursuant to the MSCI Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”) and he is expected to be eligible for his annual LTIP award in January 2025.

Pursuant to the Offer Letter, in order to compensate Mr. Read for incentive awards that he forfeited at Citizens as a result of his resignation, Mr. Read (i) is entitled to receive a one-time sign-on cash bonus of $800,000 (the “Sign-on Cash Bonus”), which is payable in three installments: (1) $350,000, which will be paid within 30 days of his start date, (2) $300,000 to be paid within thirty days of the first anniversary of his start date; and (3) $150,000 to be paid within thirty days of the second anniversary of his start date, subject to repayment if Mr. Read voluntarily resigns or his employment is terminated for cause prior to the first anniversary of the applicable payment date, and (ii) is entitled to a one-time sign-on award of restricted stock units with a target grant date value of $500,000 (the “Sign-on RSU Award”) under the Omnibus Plan. Mr. Read’s Sign-on RSU Award will vest in full on the fifth anniversary of the grant date, which grant date is expected to take place during the third quarter of 2024.

Mr. Read’s base salary, target annual cash bonus opportunity, target annual long-term incentive award opportunity, and sign-on compensation set forth in the Offer Letter were determined based on a review of external compensation data, internal pay equity considerations and Mr. Read’s historical compensation with his previous employer.

Mr. Read will also be eligible to participate in the Company’s benefit plans available to all U.S.-based employees.

The selection of Mr. Read to serve as the Company’s principal accounting officer was not made pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Read and any director or other executive officer of the Company, and there are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended) involving Mr. Read and the Company and/or its subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: June 17, 2024	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chairman and Chief Executive Officer